EXHIBIT 10(d)

PROGRESS ENERGY, INC.
MANAGEMENT CHANGE-IN-CONTROL PLAN

(Amended and Restated Effective July 13, 2011)

1.0	PURPOSE OF PLAN

1.1
Purpose.  The purpose of the Progress Energy, Inc. Management Change-in-Control Plan (the “Plan”) is to attract and retain certain highly qualified individuals as management employees of Progress Energy, Inc. and its subsidiaries, and to provide a benefit to such management employees if their employment is terminated in connection with a Change in Control (as defined below).  This Plan is intended to qualify as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in that it is intended to be an “employee pension benefit plan” (as such term is defined under Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company or any Subsidiary.  The Plan amends and restates the Plan as restated effective July 10, 2002, January 1, 2005, January 1, 2007, and January 1, 2008. The Carolina Power & Light Company Management Change-in-Control Plan was originally adopted effective January 1, 1998.

2.0	DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

2.1
“Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive any payments to be made under the Plan to such Participant, and if no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s designated beneficiary.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Cash Payment” shall mean a payment in cash by the Company or any Subsidiary to a Participant in accordance with Section 6.1 below.

2.4	“Cause” shall mean:

(a)	embezzlement or theft from the Company or any Subsidiary, or other acts of dishonesty, disloyalty or otherwise injurious to the Company or any Subsidiary;

(b)	disclosing without authorization proprietary or confidential information of the Company or any Subsidiary;

(c)	committing any act of negligence or malfeasance causing injury to the Company or any Subsidiary;

(d)	conviction of a crime amounting to a felony under the laws of the United States or any of the several states;

(e)           any violation of the Company’s Code of Ethics; or

(f)           unacceptable job performance which has been substantiated in accordance with thenormal practices and procedures of the Company or any Subsidiary.

2.5	“Change-in-Control” shall be deemed to have occurred on the earliest of the following dates:

(a)
the date any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), excluding employee benefit plans of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (excluding the acquisition of securities of the Company by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by the Company); or

(b)	the date of consummation of a tender offer for the ownership of more than fifty percent (50%) of the Company’s then outstanding voting securities; or

(c)
the date of consummation of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d)
the date, when as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who are Continuing Directors cease for any reason to constitute at least two-thirds (2/3) of the members of the Board; or

(e)
the date the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(f)	the date of any event which the Board determines should constitute a Change-in-Control.

A Change-in-Control shall not be deemed to have occurred until a majority of the members of the Board receive written certification from the Committee that one of the events set forth in this Section 2.5 has occurred.  Any determination that an event described in this Section 2.5 has occurred shall, if made in good faith on the basis of information available at that time, be conclusive and binding on the Committee, the Company, the Participants and their Beneficiaries for all purposes of the Plan.

2.6
“Change-in-Control Benefits” shall mean the benefits described under Section 6 below provided to Terminated Participants.  Except as otherwise provided herein, a Terminated Participant who is terminated in anticipation of a Change-in-Control as described in Section 5.1 shall be entitled to receive the Change-in-Control Benefits as of the Termination Date notwithstanding the fact that the anticipated Change-in-Control does not occur.

2.7	“Change-in-Control Date” shall mean the date that a Change-in-Control first occurs.

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.9
“Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.  The Committee shall be the Board’s Committee on Organization and Compensation until a different Committee is appointed.  On a Change-in-Control Date, and during the 36-month period following such Change-in-Control Date, the Committee shall be comprised of such persons as appointed by the Board prior to the Change-in-Control Date, with any additions or changes to the Committee following such Change-in-Control Date, with any additions or changes to the Committee following such Change-in-Control Date to be made and or approved by all Committee members then in office.

Effective as of the Effective Time as such term is defined in the Agreement and Plan of Merger by and among Duke Energy Corporation, Diamond Acquisition Corporation and the Company dated as of January 8, 2011, “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.  The Committee shall be the Board’s Committee on Organization and Compensation until a different Committee is appointed.

2.10	“Company” shall mean Progress Energy, Inc., a North Carolina corporation, including any successor entity or any successor to the assets of the Company that has assumed the Plan.

2.11
“Continuing Directors” shall mean the members of the Board as of the Effective Date; provided, however, that any person becoming a director subsequent to such date whose election or nomination for election was supported by seventy-five percent (75%) or more of the directors who then comprised Continuing Directors shall be considered to be a Continuing Director.

2.12	“Effective Date” of the Plan, as amended and restated herein, shall mean January 1, 2008.

2.13	“Good Reason” shall mean the occurrence of any of the following:

(a)	a reduction in the Participant’s base salary without the Participant’s prior written consent (other than any reduction applicable to management employees generally);

(b)
a material adverse change in the Participant’s position, duties or responsibilities with respect to his or her employment with the Company and/or any Subsidiary without the Participant’s prior written consent;

(c)
a material reduction in the Participant’s total incentive compensation opportunity under the Company’s Management Incentive Compensation Plan, the 1997 Equity Incentive Plan, the 2002 Equity Incentive Plan, the 2007 Equity Incentive Plan, the

Performance Share Sub-Plans, or any other incentive compensation plan (based on the total incentive compensation opportunity previously granted to such Participant during the 12-month period preceding a Change-in-Control Date) without the Participant’s prior written consent;

(d)
an actual change in the Participant’s principal work location by more than 50 miles and more than 50 miles from the Participant’s principal place of abode as of the date of such change in job location without the Participant’s prior written consent;

(e)
the failure of the Company to obtain the assumption of its obligation under the Plan by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction constituting a Change-in-Control; or

(f)	a material breach by the Company of any term or provision of the Plan without the Participant’s prior written consent.

Effective January 8, 2011, notwithstanding the preceding provisions of this Section 2.13, with respect to “Post-Agreement Awards” (as defined below), the term “Good Reason” shall be defined as follows:

“Good reason” shall mean (i) a material reduction in the Participant’s annual base salary as in effect immediately before the Effective Time as defined in the Agreement and Plan of Merger between the Company and Duke Energy Corporation (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the Company prior to the Effective Time) or (ii) a material reduction in the Participant’s target annual bonus as in effect immediately prior to the Effective Time (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the Company prior to the Effective Time).

The term “Post-Agreement Award” means any equity award, including but not limited to options, restricted stock, restricted stock units and performance shares granted by the Company on or after January 8, 2011, other than any such awards granted to a Participant who has signed an agreement, with the Company or another entity, waiving the Participant’s right to assert certain grounds for a resignation with Good Reason (as defined in clauses (a) through (f) above).

2.14	“Gross-Up Payment” shall mean a payment described in Section 11 below.

2.15	“Management Employee” shall mean a regular full-time employee of the Company or any Subsidiary with managerial duties and responsibilities.

2.16	“Participant” shall mean any Management Employee who has been designated to participate in the Plan under Section 3 below.

2.17	"Plan” shall mean the Progress Energy, Inc. Management Change-in-Control Plan.

2.18	“Retirement” shall mean the termination of employment of a Participant after having attained the age of 65 with five or more years of service, or the age of 55 with 15 or more years of service, or after having completed 35 or more years of service regardless of age.

2.19
“Section 409A” shall mean Section 409A of the Code, or any successor section under the Code, as amended and as interpreted by final or proposed regulations promulgated thereunder from time to time and by related guidance.

2.20	“Separation from Service” shall mean the death, Retirement or other termination of employment with the Company as defined for purposes of Section 409A.

2.21
“Specified Employee” shall mean a “key employee,” as defined in Section 416(i) of the Code without regard to paragraph 5 thereof or the 50-employee limit on the number of officers treated as key employees.

2.22
“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than fifty percent (50%) of the voting stock (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

2.23
“Terminated Participant” shall mean a Participant whose employment is terminated as described in Section 5 below; provided, however, that a Participant who is reemployed by the Company or any Subsidiary without an intervening break in service shall not be a Terminated Participant for purposes of this Plan.

2.24	“Termination Date” shall mean the date a Terminated Participant’s employment with the Company and/or a Subsidiary is terminated as described in Section 5 below.

2.25	“Trigger Trust” shall mean a trust as described in Section 8 below.

3.0	ELIGIBILITY AND PARTICIPATION

3.1           Eligibility. An individual shall be eligible to participate in the Plan who is a Management Employee in one of the following positions:

(a)	Tier I -	Chief Executive Officer, Chief Operating Officer, President and Executive Vice Presidents who are members of the Senior Management Committee of the Company.

(b)	Tier II -	Senior Vice Presidents who are members of the Senior Management Committee of the Company.

(c)	Tier III -	Vice Presidents, Department Heads and other selected Management Employees of the Company or any Subsidiary.

3.2
Participation. The Committee shall designate each eligible Management Employee who is a Participant in the Plan.  The Committee may, in its sole discretion, terminate the participation of a Participant at any time prior to the date that substantive negotiations occur in connection with a potential Change-in-Control.

4.0	ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2
Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine eligibility for participation in the Plan;

(b)           to designate Participants;

(c)	to determine and establish the formula to be used in calculating a Participant’s Change-in-Control Benefits;

(d)
to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)	to make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason; and

(i)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3
Action by the Committee.  The Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.  In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4
Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.  In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5
Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6
Information.  The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement or death.  Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

4.7	Self-Interest. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under the Plan.

5.0	TERMINATION OF EMPLOYMENT

5.1
Termination of Employment. If the Company or a Subsidiary employing a Participant terminates such Participant’s employment without Cause, or if a Participant terminates his or her employment with the Company or a Subsidiary for Good Reason, and in either case such termination of employment is a Separation from Service that is not due to the death or Retirement of the Participant, and such termination of employment occurs during the 24-month period following the Change-in-Control Date, or occurs prior to the Change-in-Control Date but after substantive negotiations leading to the Change-in-Control and can be demonstrated to have occurred at the request or initiation of parties to the Change-in-Control (such date of termination of employment shall be referred to herein as the “Termination Date”), the Terminated Participant shall be entitled to receive the Change-in-Control Benefits in accordance with Section 6 below.

6.0	CHANGE-IN-CONTROL BENEFITS

6.1
Cash Payment.  Within ten days following the Termination Date, the Company shall pay to the Terminated Participant, in a lump sum, an amount in cash as determined under a formula established by the Committee (such formula to be established by the Committee, in its sole discretion, on the date the Committee designates such individual as a Participant in accordance with Section 3.2 above); provided, however, that such Cash Payment shall not exceed in the aggregate an amount equal to the sum of:

(a)	The Applicable Percentage of the Terminated Participant’s annual base salary in effect on the Termination Date; plus

(b)
The Applicable Percentage of the greater of (i) the average of the Terminated Participant’s annual incentive bonus paid to the Terminated Participant under the Company’s Management Incentive Compensation Plan or otherwise with respect to the three completed calendar years immediately preceding the year in which the Termination Date occurs; provided, however, that if the Terminated Participant was not eligible to receive an annual incentive bonus with respect to each of the three calendar years immediately preceding the year in which the Termination Date occurs, the average shall be determined for that period of calendar years, if any, for which the Terminated Participant was eligible to receive an annual incentive bonus, or (ii) the Terminated Participant’s target annual incentive bonus for the year in which the Termination Date occurs.

           For this purpose, the “Applicable Percentage” shall be determined as follows:

Participant	Applicable Percentage
Tier I	300%
Tier II	200%
Tier III	150%

6.2
Annual Cash Incentive Compensation Plans. The Terminated Participant shall be entitled to receive an amount equal to his or her compensation under the annual cash incentive compensation plan covering the Terminated Participant based on 100 percent (100%) of his or her target bonus under such plan, which shall be paid during the 10-day period following the Termination Date.

6.3
Long Term Compensation Plan.  The Terminated Participant shall be entitled to receive any awards which have been earned prior to the Termination Date under the Company’s Amended and Restated Long Term Compensation Plan, which shall be paid during the 10-day period following the Termination Date.

6.4
Restricted Stock Agreements. The Terminated Participant shall become vested as of the Termination Date in any restricted share awards which have been granted to him or her under the Company’s 1997 Equity Incentive Plan, the 2002 Equity Incentive Plan or any successor plans, and such shares shall be delivered to him or her without restriction during the 10-day period following the Termination Date.

6.5
Performance Share Sub-Plans.  The Terminated Participant shall become vested as of the Termination Date in any awards which have been granted to such Participant under the Company’s Performance Share Sub-Plans.  The Terminated Participant shall be entitled to payment of any awards which have been granted to him or her under such plans prior to the Termination Date within 60-90 days following the Termination Date.

6.6
Stock Option Agreements.  Except to the extent that greater rights are provided to the Terminated Participant under the terms of a Stock Option Agreement between the Terminated Participant and the Company, the Terminated Participant shall have the following rights under any Stock Option Agreement following the Termination Date:

(a)
Option Assumed by Successor.  If the Stock Option Agreement has been assumed by the successor to the Company on or before the Change-in-Control Date, any options not previously forfeited shall vest in accordance with the terms of the Stock Option Agreement and any vested options may be exercised by the Terminated Participant during the remaining term of such options notwithstanding the termination of employment by the Terminated Participant.

(b)
Option Not Assumed by Successor.  If the Stock Option Agreement has not been assumed by the successor on or before the Change-in-Control Date, any outstanding options shall be fully vested as of the Change-in-Control Date and, in lieu of exercise, the value of such options shall be paid to the Terminated Participant in an amount equal to the excess, if any, of the aggregate fair market value as of the Change-in-Control Date of the shares subject to such options over the aggregate exercise price for such shares.  Such payment shall be made during the 10-day period following the later of (i) the Termination Date, or (ii) the Change-in-Control Date.  Notwithstanding the foregoing, if the Terminated Participant was terminated in anticipation of a Change-in-Control as described in Section 5.1 and the anticipated Change-in-Control does not occur, this Section 6.6(b) shall not apply and the terms of the Stock Option Agreement shall control.

For purposes of this Section 6.6, the successor shall be deemed to have “assumed” a Stock Option Agreement if the excess of the aggregate fair market value of the shares subject to the options over the aggregate exercise price immediately after the assumption is no less than the excess of the aggregate fair market value of the shares subject to the options over the aggregate exercise price immediately prior to the assumption.

6.7
Other Company Incentive Compensation Plans.  The Terminated Participant shall become vested as of the Termination Date in any awards which have been granted to such Participant under any Company incentive compensation plan, program or agreements (other than those plans or agreements specified in Sections 6.2, 6.3, 6.4, 6.5 and 6.6 above) prior to the Termination Date.  A Terminated Participant shall be entitled to (i) payment of any cash awards and (ii) delivery of any unrestricted shares (if such award is in the form of restricted stock), which have been granted to him or her under such plan(s) prior to the Termination Date during the 10-day period following the Termination Date.

6.8
Payment of Change-in-Control Benefits to Beneficiaries. In the event of the Participant’s death, all Change-in-Control Benefits that would have been paid to the Participant under this Section 6 but for his or her death shall be paid to the Participant’s Beneficiary.

7.0	PARTICIPATION IN NONQUALIFIED PENSION AND WELFARE BENEFIT PLANS

7.1
Nonqualified Deferred Compensation Plans; Restoration Retirement Plan. The Terminated  Participant shall be entitled to payment of his or her benefit in any nonqualified deferred compensation or restoration pension plan of the Company (including, but not limited to, the Management Deferred Compensation Plan, the Deferred Compensation Plan for Key Management Employees and the Restoration Retirement Plan) in accordance with the terms of such plan.

7.2
Supplemental Senior Executive Retirement Plan.   A Terminated Participant who is a member of the Senior Management Committee and would otherwise be eligible to participate in the Company’s Supplemental Senior Executive Retirement Plan but for the applicable service requirements shall (i) be deemed to have a minimum of three years of service on the Senior Management Committee and as a Senior Vice President or more senior officer and (ii) receive a grant of additional service so that such Terminated Participant has a minimum of ten years of service with the Company for benefit purposes.  Such a terminated Participant shall be entitled to payment of his or her benefit under the Supplemental Senior Executive Retirement Plan in accordance with the terms of such plan upon reaching the earliest age for receipt of benefits (including any additional credited service described in the previous sentence).

7.3	Split-Dollar Life Insurance Policies. Following the Termination Date, the Terminated Participant shall be entitled to payment by the Company of all premiums due under any split-dollar life insurance arrangement of the Company (including, but not limited to, the Split Dollar Life Insurance Plan, the Executive Estate Conservation Plan and the Executive Permanent Life Insurance Plan) for any life insurance policy under which the Terminated Participant is the insured that come due during the Applicable Period following the Termination Date.

7.4
Employee Welfare Benefits.  The Company or the applicable Subsidiary shall pay the total cost for the Terminated Participant to continue coverage after the Termination Date in the medical, dental, vision, and life insurance plans of the Company or the applicable Subsidiary in which he or she was participating on the Termination Date until the earlier of:

(a)	the end of the Applicable Period following the Termination Date;

(b)
the date, or dates, he or she receives comparable coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); or

(c)            the Retirement of the Terminated Participant.

Notwithstanding the foregoing, however, the termination of the Participant shall constitute a qualifying event with respect to the right of the Terminated Participant and any covered dependents to continue group medical, dental and vision coverage in accordance with COBRA, and the continuation period for purposes of COBRA shall run concurrently with the Applicable Period.

7.5	Applicable Period. For purposes of Section 7.3 and 7.4, the Applicable Period shall be determined as follows:

Participant	Applicable Period
Tier I	36 Months
Tier II	24 Months
Tier III	18 Months

8.0	TRIGGER TRUST

8.1
Establishment of Trigger Trust.  Except as provided in the following sentence, the Board may, in its sole discretion, establish or cause to be established a Trigger Trust as described in Section 8.2 below, the purpose of which is to provide a fund for the payment of some or all of the Change-in-Control Benefits and other benefits provided under Sections 6 and 7 above to Terminated Participants following a Change-in-Control Date, and such other benefits as may be determined by the Board from time to time.  Notwithstanding the preceding sentence, the Board shall not establish or cause to be established a Trigger Trust in connection with the transactions described in the Agreement and Plan of Merger by and among Duke Energy Corporation, Diamond Acquisition Corporation and the Company dated as of January 8, 2011.

8.2	Trigger Trust Requirements. The Trigger Trust shall be a trust:

(a)	of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code;

(b)	under which all Participants as of the Change-in-Control Date are beneficiaries;

(c)	the assets of which shall be subject to the claims of the Company’s general creditors in accordance with Internal Revenue Service Revenue Procedure 92-64; and

(d)	none of the assets of which shall be includable in the income of Participants solely as a result of Section 409A of the Code.

9.0	CLAIMS

9.1
Claims Procedure. If any Participant or Beneficiary, or their legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address.  Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within 90 days after the claim is filed.  In the event of special circumstances, the Committee may extend the period for determination for up to an additional 90 days, in which case it shall so advise the claimant.  If the claim is denied, the reasons for the denial shall be specifically set forth in writing, the pertinent provisions of the Plan will be cited, including an explanation of the Plan’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

9.2
Claims Review Procedure.  If a claimant whose claim has been denied wishes further consideration of his or her claim, he or she may request the Committee to review his or her claim in a written statement of the claimant’s position filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 9.1 above.  The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next 60 days.  Due to special circumstances, the Committee may extend the period for determination for up to an additional 60 days.

9.3
Reimbursement of Expenses.  If there is any dispute between the Company and a Participant with respect to a claim under the Plan, the Company shall reimburse such Participant all reasonable fees, costs and expenses incurred by such Participant with respect to such disputed claim; provided, however, that (i) such Participant is the prevailing party with respect to such disputed claim or (ii) the disputed claim is settled.

10.0	TAXES

10.1
Withholding Taxes.  The Company shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld  from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

10.2
No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state. and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

11.0	ADDITIONAL PAYMENTS

11.1
Gross-Up Payment.  In the event that any payment or benefit received or to be received by any Participant pursuant to the terms of the Plan other than the Gross-Up Payment described in this Section 11.1 (the “Plan Payments”) or of any other plan, arrangement or agreement of the Company or any Subsidiary (“Other Payments” and, together with the Plan Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code as determined as provided below, the Company shall pay to such Participant, at the time specified in Section 11.3 below, an additional amount (the “Gross-Up Payment”) such that the net amount of such Gross-Up Payment retained by such Participant, after deduction of the Excise Tax on the Gross-Up Payment and any federal, state and local income tax on the Gross-Up Payment, and any interest, penalties or additions to tax payable by such Participant with respect to the Gross-Up Payment, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the amount of the Excise Tax on the Payments at the time such Payments are to be made.  Notwithstanding the foregoing provisions of this Section 11.1, if it shall be determined that a Participant in Tier II or Tier III is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that does not exceed ten percent (10%) of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the Plan Payments shall be reduced (but not below zero) to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Participant.  The reduction of the Plan Payments hereunder, if applicable, shall be made by reducing first the Cash Payment under Section 6.1, unless an alternative method of reduction is elected by the Participant and agreed to by the Committee.  For purposes of reducing the Payments to the Safe Harbor Cap, only Plan Payments (and no other Payments) shall be reduced.  If the reduction of the Plan Payments would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Plan shall be reduced pursuant to this provision.

11.2	Determination. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)
the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to such Participant (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b)
the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying Section 11.2(a) above); and

(c)	the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, such Participant shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of such Participant’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

11.3
Date of Payment of Gross-Up Payments.  The Gross-Up Payments provided for in Section 11.1 above shall be paid upon the earlier of (i) the payment to such Participant of any Payment or (ii) the imposition upon such Participant or payment by such Participant of any Excise Tax.

11.4
Adjustment.  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under Section 11.1 above, such Participant shall repay to the Company within 30 days of such Participant’s receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by such Participant if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by such Participant on the amount of such repayment.

If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

11.5
Further Interpretation of Section 280G or 4999 of the Code.  In the event of any change in, or further interpretation of, Section 280G or 4999 of the Code and the regulations promulgated thereunder, such Participant shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.  All fees and expenses of Independent Counsel incurred in connection with this agreement shall be borne by the Company.

12.0	TERM OF PLAN; AMENDMENT AND TERMINATION

12.1
Term of Plan, Amendment, Termination. The Plan shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Plan. The Plan may be terminated, suspended or amended by the Board at any time with or without prior notice prior to a Change-in-Control; provided, however, that the Plan shall not be terminated, suspended or amended on a Change-in-Control Date or during the 3-year period following such Change-in-Control Date, and if the Plan is terminated, suspended or amended thereafter, such action shall not adversely affect the benefits of any Terminated Participant.

13.0	COMPLIANCE WITH SECTION 409A

13.1
General.  The Plan and the amounts payable and other benefits provided under the Plan are intended to comply with, or otherwise be exempt from, Section 409A, after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  The Plan shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of the Plan is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring a Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 13.1, the Committee shall modify the Plan or any amount payable or other benefits provided under the Plan, in the least restrictive manner necessary.  If the Plan or any amount payable or other benefit provided under the Plan shall be deemed not to comply with Section 409A or any related regulations or other guidance, then neither the Company, a Subsidiary, the Committee or any of their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

Separation from Service; Specified Employees.  If a payment or benefit obligation under the Plan arises on account of a Participant’s termination of employment and such payment or benefit obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12), it shall be payable only after the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the date that is six months after such Separation from Service or, in the case of a payment or benefit payable in installments, on the first day of the seventh month beginning after the date of the Participant’s Separation from Service or, if earlier, within fifteen days after the Participant’s death (and the payment on the first day of the seventh month beginning after the date of the Participant’s Separation from Service shall include any installments that would have been paid during such period after the Separation from Service if the Participant was not a Specified Employee).

Reimbursement Benefits.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant as provided in the Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in the Plan and in no event later than the end of the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

13.2
Specific Terms Applicable to Change-in-Control Benefits Subject to Section 409A.  Without limiting the effect of Section 13.1 above, and notwithstanding any other provision in the Plan to the contrary, the following provisions shall, to the extent required under

Section 409A, related regulations or other guidance, apply with respect to Change-in-Control Benefits deemed to involve the deferral of compensation under Section 409A:

(a)
Distributions:  Distributions may be made with respect to Change-in-Control Benefits subject to Section 409A not earlier than upon the occurrence of one or more of the following events: (A) Separation from Service; (B) disability; (C) death; (D) a specified time or pursuant to a fixed schedule; (E) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 2.5.2; or (F) the occurrence of an unforeseeable emergency.  Each of the preceding distribution events shall be defined and interpreted in accordance with Section 409A and related regulations or other guidance.

(b)
Specified Employees:  With respect to Participants who are Specified Employees, a distribution of deferred compensation due to Separation from Service may not be made before the date that is six months after the Termination Date (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Section 409A.  To the extent that a Participant is subject to this section and a distribution is to be paid in installments, through an annuity, or in some other manner where payment will be periodic, the Participant shall be paid, during the seventh month following the Termination Date, the aggregate amount of payments he or she would have received but for the application of this section; all remaining payments shall be made in their ordinary course.

(c)
No Acceleration:  Unless permissible under Section 409A, related regulations or other guidance, the acceleration of the time or schedule for the payment of any Change-in-Control Benefit under the Plan is prohibited.

14.0	MISCELLANEOUS

14.1
Offset. The Change-in-Control Benefits shall be reduced by any payment or benefit made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary of the Company not otherwise referred to in the Plan, (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, state or local statute, rule, regulation or ordinance.

14.2
No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  Subject to Section 8 above, all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

14.3	No Right to Continued Employment. The Participant’s rights, if any, to continue to serve the Company or any Subsidiary as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.  The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

14.4
Other Rights.  The Plan shall not affect or impair the rights or obligations of the Company, any Subsidiary or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

14.5
Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws, except as superseded by applicable federal law.

14.6
Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

14.7
Incapacity.  If the Committee determines that a Participant or a Beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

14.8
Transferability of Rights.  The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business.  No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Plan benefits not previously paid.

IN WITNESS WHEREOF, this instrument has been executed this 31st day of October, 2011.

By:	PROGRESS ENERGY, INC. /s/ William D. Johnson William D. Johnson Chairman, President and Chief Executive Officer